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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BHA GROUP, INC.

     BHA GROUP, INC., a corporation duly organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:   The Corporation was originally incorporated in the State of
Delaware on July 11, 1986.

     SECOND: At a meeting held on December 13, 1995, resolutions were adopted by the Board of Directors of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, amending and restating Article FOURTH of the Certificate of Incorporation of the Corporation and declaring such Amended and Restated Article FOURTH to be advisable and in the best interests of the stockholders of the Corporation.

     THIRD: The holders of a majority of the shares of outstanding capital stock of the Corporation entitled to vote thereon duly approved such Amended and Restated Article FOURTH in accordance with Section 242 of the General Corporation Law of the State of Delaware at the annual meeting of stockholders held on February 20, 1996.







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     FOURTH: Pursuant to the Amended and Restated Article FOURTH, the Class A
Common Stock, par value $.01 per share ("Class A Common Stock"), has been reclassified as "Common Stock," the total number of authorized shares of Common Stock has been established as 20,000,000 shares, and the Class B Common Stock, par value $.01 per share, of which no shares are currently outstanding, is no longer authorized. To effect the foregoing, Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:


         "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 20,000,000 shares of common stock, par value $.01 per share."


     FIFTH: Upon the filing of this Certificate of Amendment, each of the 5,464,469 currently issued and outstanding shares of Class A Common Stock shall automatically be converted into one share of Common Stock. Certificates formally representing shares of Class A Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock.



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         IN WITNESS WHEREOF, BHA Group, Inc. has caused this
Certificate of Amendment to be signed by James E. Lund, its President and Chief Executive Officer, and attested by James C.
King, its Secretary, this 21 day of February, 1996.

                                                BHA Group, Inc., a
                                                Delaware corporation



                                                By: /s/ James E. Lund
                                                    ---------------------------
                                                    James E. Lund
                                                    President and Chief
                                                    Executive Officer


ATTEST


/s/ James C. King
- --------------------------
James C. King, Secretary



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